Exhibit (5)

[Letterhead of PotlatchDeltic Corporation]

May 13, 2019

PotlatchDeltic Corporation

601 West First Avenue

Suite 1600

Spokane, WA 99201

Re:Post-Effective Amendments to Registration Statements on Form S-8 of Shares of Common Stock, par value $1.00 per share, of PotlatchDeltic Corporation

Ladies and Gentlemen:

I have acted as counsel to you in connection with the preparation of Post-Effective Amendment No. 1 to Registration Statement No. 333-195960 and Post-Effective Amendment No. 1 to Registration Statement No. 333-231378 (together, the “Post-Effective Amendments”) under the Securities Act of 1933, as amended (the "Act") which you are filing with the Securities and Exchange Comission (the “Commission”) with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2019 Plan (as defined below).

On May 6, 2019 (the “Effective Date”), the shareholders of PotlatchDeltic Corporation (the “Company”) approved the PotlatchDeltic Corporation 2019 Long-Term Incentive Plan (the “2019 Plan”).  The total number of shares of common stock of PotlatchDeltic Corporation, par value $1.00 per share, authorized for issuance under the 2019 Plan includes, in addition to 1,200,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares available for future awards under the PotlatchDeltic Corporation 2014 Long-Term Incentive Plan and prior plans (the “Prior Plans”) as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the Prior Plans that will become available for future awards as provided for under the 2019 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

I have examined the Post-Effective Amendments, the 2019 Plan and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company pursuant to the 2019 Plan as original issuance shares, upon due execution by the Company and registration by its registrar of Shares, the issuance thereof by the Company in accordance with the terms of the 2019 Plan and the receipt of consideration therefor in accordance with the terms of the 2019 Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Post-Effective Amendments. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lorrie D. Scott

Lorrie D. Scott

Vice President, General Counsel & Corporate Secretary